MEDIA RELEASE
Exhibit 99.1

Rocket Lab Awarded $816M Prime Contract to Build Missile- Defense Satellite Constellation for U.S. Space Force
Rocket Lab’s largest contract to date solidifies its position as a disruptive force in national security space, redefining the speed and efficiency of satellite production and challenging legacy aerospace primes.

Long Beach, California. December 19, 2025 – Rocket Lab USA, Inc., a wholly owned subsidiary of Rocket Lab Corporation (Nasdaq: RKLB) (“Rocket Lab” or “the Company”), a leading launch and space systems company, today announced it has been awarded a landmark prime contract by the U.S. Space Development Agency (SDA) to design and manufacture 18 satellites for the Tracking Layer Tranche 3 (TRKT3) program under the Proliferated Warfighter Space Architecture (PWSA). The award is Rocket Lab’s largest single contract to date and underscores its growing reputation as a trusted prime in national security space.

Under the $816 million contract, Rocket Lab will deliver satellites equipped with advanced missile warning, tracking, and defense sensors to provide global, persistent detection and tracking of emerging missile threats, including hypersonic systems. The award includes a $806 million base contract plus up to $10.45 million in options. Each satellite will feature Rocket Lab’s next-generation Phoenix infrared sensor payload, a wide field-of-view (WFOV) solution designed to meet the evolving missile defense needs of national security space. To ensure mission resilience, the satellites will be equipped with Rocket Lab’s advanced StarLite space protection sensors, designed to safeguard the constellation against directed energy threats. Notably, StarLite sensors have also been adopted by other prime contractors developing TRKT3 satellites, further expanding Rocket Lab’s role in the program and unlocking additional contract value beyond its own satellite production. In addition to the $816M prime contract award value, as a leading merchant supplier into the other TRKT3 prime contractors, there are additional subsystem opportunities that could take the total capture value to approximately $1 billion for supplying items such as payloads, solar solutions, attitude determination and control components, software, and other solutions from our broad portfolio of capabilities.

Disrupting Traditional Defense Primes with Vertical Integration
Rocket Lab’s satellites will be built on its proven Lightning platform, leveraging the Company’s vertically integrated manufacturing capabilities to deliver an unmatched combination of speed, cost efficiency, and quality. All major components – from solar arrays, reaction wheels and star trackers to propulsion systems, avionics, payloads, and launch dispensers – are designed and produced in-house. This end-to-end approach enables Rocket Lab to rapidly scale production while maintaining control over cost and schedule, a critical advantage in meeting the urgent demands of national security missions.

rocketlabcorp.com | media@rocketlabusa.com

MEDIA RELEASE
“The Tranche 3 Tracking Layer constellation is part of the U.S. Space Force’s strategy to counter rapidly evolving global threats, ensuring the nation’s defense capabilities remain ahead of adversaries. Rocket Lab is honored to play a role in enabling this,” said Rocket Lab founder and CEO, Peter Beck. “Demand for resilient, scalable, and affordable space systems continues to grow, and this award demonstrates that Rocket Lab is uniquely positioned to lead the charge in delivering solutions that meet the needs of national security. As the only commercial provider producing both spacecraft and payloads in-house for the SDA Tracking Layer, Rocket Lab is delivering a truly disruptive solution that combines speed, resilience, and affordability. This contract underscores that Rocket Lab’s vertically integrated approach isn’t just a competitive advantage – we’re enabling a fundamental shift in how national security space programs are executed.”

Building on Momentum: $1.3 Billion in SDA Contracts Awarded
This contract builds on Rocket Lab’s existing $515 million award to deliver 18 satellites for SDA’s Transport Layer-Beta Tranche 2 program, which provides secure, low-latency communications across the PWSA. The more than $1.3 billion in contract value now awarded to Rocket Lab by SDA demonstrates strong confidence in Rocket Lab’s ability to execute on large-scale, high-stakes national security programs.

Rocket Lab’s growing role as a prime contractor for the U.S. Space Force highlights its emergence as a formidable competitor to legacy aerospace primes. By combining technology, vertical integration, and a proven track record of delivering results, Rocket Lab is redefining what’s possible in national security space.

+ Rocket Lab Media Contact
media@rocketlabusa.com
+ About Rocket Lab
Rocket Lab is a leading space company that provides launch services, spacecraft, payloads, and satellite components serving commercial, government, and national security markets. Rocket Lab’s Electron rocket is the world’s most frequently launched orbital small rocket; its HASTE rocket provides hypersonic test launch capability for the U.S. government and allied nations; and its Neutron launch vehicle in development will unlock medium launch for constellation deployment, national security and exploration missions. Rocket Lab’s spacecraft and satellite components have enabled more than 1,700 missions spanning commercial, defense and national security missions including GPS, constellations, and exploration missions to the Moon, Mars, and Venus. Rocket Lab is a publicly listed company on the Nasdaq stock exchange (RKLB). Learn more at www.rocketlabcorp.com.
rocketlabcorp.com | media@rocketlabusa.com

MEDIA RELEASE
+ Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements contained in this press release other than statements of historical fact, including, without limitation, statements regarding our launch and space systems operations, launch schedule and window, safe and repeatable access to space, Neutron development, operational expansion and business strategy are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “strategy,” “future,” “could,” “would,” “project,” “plan,” “target,” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements use these words or expressions. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including but not limited to the factors, risks and uncertainties included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as such factors may be updated from time to time in our other filings with the Securities and Exchange Commission (the “SEC”), accessible on the SEC’s website at www.sec.gov and the Investor Relations section of our website at www.rocketlabcorp.com, which could cause our actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.
rocketlabcorp.com | media@rocketlabusa.com